Exhibit 10.42

CALL OPTION CERTIFICATE

This CALL OPTION CERTIFICATE (this “Certificate”) is executed and delivered as of March 15, 2013, by (i) ID&T HOLDING B.V. (“ID&T”) and (ii) SFX HOLDING CORPORATION (“SFX”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Binding Term Sheet dated as of October 26, 2012, as amended through the date hereof (the “Term Sheet”), by and among ID&T, SFX and, with respect to certain provisions thereof, Robert F.X. Sillerman.

RECITALS

A.            ID&T is the owner of the SFX Shares and the Transaction Warrants.

B.            Pursuant to the Term Sheet, ID&T granted to SFX an option to purchase the SFX Shares and the Transaction Warrant Shares issuable upon the exercise of the Transaction Warrants.

C.            The parties desire to confirm such option by the execution and delivery of this Certificate.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Call Option.  During the period beginning on the Closing Date and ending on (and including) the date that is the three-year anniversary of the Closing Date, SFX will have the right to purchase any SFX Shares and any Transaction Warrant Shares, to the extent held by ID&T at such time, for a purchase price of $35 per share (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date).  During the period beginning one day after the three-year anniversary of the Closing Date and ending on (and including) the date that is the five-year anniversary of the Closing Date, SFX will have the right to purchase any SFX Shares and Transaction Warrant Shares, to the extent held by ID&T, for a purchase price of $50 per share (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date).  SFX and ID&T acknowledge that, subject to the Lock-up Period on the SFX Shares and the Transaction Warrant Shares, ID&T will be permitted to transfer the SFX Shares and the Transaction Warrant Shares prior to SFX’s exercise of the rights described in this Section 1.

2.             Miscellaneous.  If and to the extent the Term Sheet is amended, restated or modified, the terms of this Certificate shall be deemed to be automatically amended, restated or modified so as to be consistent in all respects with the Term Sheet.  This Certificate shall be superceded by any contract or agreement superseding the Term Sheet. To the extent not inconsistent with Federal law, this Certificate will be governed in all respects (including, without limitation, validity, interpretation, and effect), by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof. This Certificate may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart. To the extent of any conflict between the terms of this Certificate and the Term Sheet, the Term Sheet shall control.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Certificate to be duly executed as of the date first written above.

ID&T HOLDING B.V.

By:	/s/ Duncan Stutterheim
Name:	D. Stutterheim
Title:

By:	/s/ W. Tavecchio
Name:
Title:

SFX HOLDING CORPORATION

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	CFO